Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Denison Mines Corp.

We consent to the use of our report dated March 4, 2021, on the consolidated financial statements of Denison Mines Corp, which comprise the consolidated statement of financial position as of December 31, 2020, the related consolidated statements of income (loss) and comprehensive income (loss), changes in equity and cash flows for the year ended December 31, 2020, and the related notes, and our report dated March 4, 2021 on the effectiveness of internal control over financial reporting as of December 31, 2020, which are incorporated by reference herein and to the reference to our firm under the heading “Auditor, Transfer Agent and Registrar” in the prospectus included in the Registration Statement on Form F-10 dated August 19, 2021 of Denison Mines Corp.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

August 19, 2021

Toronto, Canada